Exhibit 5.1

OFFICES 2500 Wachovia Capitol Center Raleigh, North Carolina 27601 _________	September 8, 2009	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 _________ TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Cree, Inc.

4600 Silicon Drive

Durham, NC 27703

Re:	Cree, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Cree, Inc., a North Carolina corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for issue and sale, from time to time pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act, of an unspecified number of shares of the Company’s common stock, par value $.00125 per share (“Common Stock”). Capitalized terms not defined herein shall have the definitions ascribed to them in the Registration Statement.

This opinion is furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement and the related form of prospectus included therein and (ii) such corporate documents, records and proceedings, minutes, consents, actions and resolutions of the board of directors of the Company and matters of law as we have deemed necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. As to certain factual matters, and without investigation or analysis of any underlying data contained therein, we have also relied upon a certificate of an officer of the Company, whom we believe to be responsible, in rendering the opinion set forth below.

September 8, 2009

In expressing the opinion set forth below, we have assumed the following:

(1) Prior to the issuance of any shares of Common Stock, the Company will have available for issuance, under the Company’s Articles of Incorporation, as amended, the requisite number of authorized but unissued shares of Common Stock.

(2) The Registration Statement and any amendments thereto (including post-effective amendments) will have become effective, will be effective and will comply with all applicable laws at the time the shares of Common Stock are offered or issued as contemplated by the Registration Statement.

(3) A prospectus supplement will have been prepared and filed with the Commission describing the shares of Common Stock offered thereby and will comply with all applicable laws.

(4) Any shares of Common Stock being offered pursuant to a prospectus supplement will be issued and sold as contemplated in the Registration Statement and such prospectus supplement.

(5) A definitive purchase, underwriting or similar agreement with respect to any shares of Common Stock to be issued (a “Purchase Agreement”) will have been duly authorized by all necessary corporate action of the Company and validly executed and delivered by the Company and the other parties thereto.

(6) There shall not have occurred any change in law affecting the validity of the shares of Common Stock.

Based upon the foregoing and in reliance thereon, it is our opinion that (a) when an issuance of Common Stock has been duly authorized by all necessary corporate action of the Company, (b) when shares of Common Stock are sold in accordance with the applicable provisions of the Purchase Agreement and for consideration not less than the par value per share thereof in the manner contemplated by the Registration Statement, the applicable prospectus supplement and such corporate action, and (c) upon either the countersigning of the certificate representing the Shares by a duly authorized signatory of the Company’s registrar for Common Stock or the book entry of the Shares by the transfer agent for the Company’s Common Stock, such shares of Common Stock will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of North Carolina, and we express no opinion as to the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendment thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.